Series I Flexible Cumulative Redeemable Preferred Stock
(Liquidation Preference $250,000.00 per Share)

ARTICLES SUPPLEMENTARY

FIRST INDUSTRIAL REALTY TRUST, INC.

____________________________

Articles Supplementary of Board of Directors Classifying
and Designating a Series of Preferred Stock as
Series I Flexible Cumulative Redeemable Preferred Stock
and Fixing Distribution and
Other Preferences and Rights of Such Series

____________________________

Dated as of November 7, 2005

FIRST INDUSTRIAL REALTY TRUST, INC.

__________

Articles Supplementary of Board of Directors Classifying
and Designating a Series of Preferred Stock as

Series I Flexible Cumulative Redeemable Preferred Stock
and Fixing Distribution and
Other Preferences and Rights of Such Series

__________

First Industrial Realty Trust, Inc., a Maryland corporation, having its principal office in the State of Maryland in the City of Baltimore (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

Pursuant to authority conferred upon the Board of Directors by the Charter and Bylaws of the Company, the Board of Directors on December 3, 1996, December 4, 1997, December 3, 1998, May 12, 2004 and July 28, 2004 adopted resolutions appointing certain members of the Board of Directors to a committee (the “Special Committee”) with power to cause the Company to issue, among other things, certain series of Preferred Stock and to determine the number of shares which shall constitute such series and the terms of such series. The Special Committee, pursuant to a unanimous written consent dated November 4, 2005, (i) authorized the creation and issuance of 1,000 shares of Series I Flexible Cumulative Redeemable Preferred Stock, which stock was previously authorized but not issued, and (ii) determined the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of such series and the Dividend Rate on such series. Such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, number of shares and Dividend Rate, as determined by such duly authorized committee, as applicable, are as follows:

Section 1.   Number of Shares and Designation. This class of Preferred Stock shall be designated Series I Flexible Cumulative Redeemable Preferred Stock (the “Series I Preferred Shares”) and the number of shares which shall constitute such series shall be 1,000 shares, par value $0.01 per share, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors.

Section 2.   Definitions. For purposes of these Articles Supplementary, the following terms shall have the meanings indicated:

“Applicable Redemption Premium” shall mean, with respect to any Redemption Date:

(a) if the Redemption Date is on or before March 8, 2006, 97.15%;

(b) if the Redemption Date is on or after March 9, 2006, and on or before May 7, 2006, 97.85%;

(c) if the Redemption Date is on or after May 8, 2006, and on or before November 7, 2006; 98.85%; and

(d) if the Redemption Date is on or after November 8, 2006, 100.00%.

“Applicable Spread” shall mean, (i) in the event of a Downgrade, 2.25% for such period as the Downgrade continues, (ii) in the event of a Double Downgrade, 3.25% for such period as the Double Downgrade continues and (iii) otherwise, 1.25%.

“Bloomberg” means Bloomberg Financial Markets Commodities News.

“Board of Directors” shall mean the Board of Directors of the Company or any committee duly and validly authorized by such Board of Directors to perform any of its responsibilities with respect to the applicable matter.

“Business Day” shall mean any day (other than a Saturday, Sunday or legal holiday) on which banking institutions in The City of New York are open for business and, when used in the definition of One-Month LIBOR, which is also a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Change of Control Event” shall mean the occurrence of any one of the following events:

(a) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Company or any of its subsidiaries, or any underwriter or other person if the Board of Directors has determined that such underwriter or other person will make a timely distribution or resale of such securities to or among other holders), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40% or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors or (B) the then outstanding shares of Common Stock of the Company (in either such case other than as a result of acquisition of securities directly from the Company); or

(b) persons who, as of the first Issue Date, constitute the Company's Board of Directors (the "Incumbent Directors") cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to the first Issue Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes hereof, be considered an Incumbent Director; or

(c) the stockholders of the Company shall approve (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50% or more of the voting stock of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

“Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

“Dividend Default” shall have the meaning set forth in Section 7(1) hereof.

“Dividend Payment Date” shall have the meaning set forth in Section 3(1) hereof.

“Dividend Period” shall have the meaning set forth in Section 3(1) hereof.

“Dividend Rate” shall mean, with respect to any specified day in any Dividend Period, a floating rate, expressed as a percentage of the Liquidation Preference per annum, determined by the Dividend Rate Calculation Agent at the request of the Company and provided to the Company, as follows:

(a) from November 8, 2005 through and including March 8, 2006, a rate equal to the sum of (i) the applicable One-Month LIBOR for such day, plus (ii) the Applicable Spread; and

(b) from March 9, 2006 through and including May 8, 2006, a rate equal to the sum of (i) the applicable One-Month LIBOR for such day, plus (ii) the Applicable Spread plus (iii) 0.5%; and

(c) from May 9, 2006 through and including November 8, 2006, a rate equal to the sum of (i) the applicable One-Month LIBOR for such day, plus (ii) the Applicable Spread plus (iii) 1.25%; and

(d) from and after November 9, 2006, a rate equal to the sum of (i) the applicable One-Month LIBOR for such day, plus (ii) the product of (y) the Applicable Spread minus 0.75%, multiplied by (z) the number of whole calendar months elapsed between the applicable Issue Date and the first day of the calendar month in which such specified day occurs;

provided, however, that, unless a Change of Control Event has occurred, the Dividend Rate shall not, in any case, exceed 20.0%. Anything to the contrary herein notwithstanding, upon the occurrence of a Change of Control Event, the Dividend Rate shall be equal to 22.0%.

“Dividend Rate Calculation Agent” shall mean such financial institution (and any legal successor thereto) from time to time as shall be selected by the Company, provided such selection is approved by the vote or written consent of the holders of at least two-thirds of the outstanding shares of the Series I Preferred Shares, and shall initially mean Wachovia Investment Holdings, LLC.

“Double Downgrade” shall mean if, at any time, any two of Moody’s, S&P or Fitch rates (i) the long-term senior unsecured debt of the Company, or (ii) the Series C Preferred Shares, Series F Preferred Shares or Series G Preferred Shares, below Baa3, BBB- or BBB-, respectively.

“Downgrade” shall mean if, at any time, any of Moody’s, S&P or Fitch rates (i) the long-term senior unsecured debt of the Company, or (ii) the Series C Preferred Shares, Series F Preferred Shares or Series G Preferred Shares, below Baa3, BBB- or BBB-, respectively.

“Excess Stock” shall have the meaning set forth in Article IX of the Charter.

“Fitch” shall mean Fitch Ratings Ltd.

“Issue Date” shall mean, with respect to any Series I Preferred Shares, the date on which such Series I Preferred Shares are issued.

“Junior Shares” shall mean all classes or series of Common Stock and all equity securities issued by the Company ranking junior to the Series I Preferred Shares as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company, as applicable.

“Liquidation Preference” shall have the meaning set forth in Section 4(1) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“One-Month LIBOR” means, with respect to any Dividend Period or any day included in such Dividend Period, the rate per annum appearing as the London Interbank Offered Rate for deposits in U.S. dollars having a term of one month, as published on the Busi-

ness Day that is two Business Days preceding the first day of the applicable Dividend Period on the interest rate page most nearly corresponding to Telerate Page 3750 (or such other page as may replace such page for the purpose of displaying comparable rates) at approximately 11:00 a.m. London time on the relevant date. If such rate does not appear on the Bloomberg interest rate page most nearly corresponding to Telerate Page 3750 (or such other page as may replace such page for the purpose of displaying comparable rates) on the relevant date, the One-Month LIBOR Rate will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the Dividend Rate Calculation Agent, at approximately 11:00 a.m., New York City time, on the relevant date for loans in U.S. Dollars to leading European banks for a period of one month. The Company shall promptly (or shall cause its Dividend Rate Calculation Agent promptly to) notify any holder of the Series I Preferred Shares of the Dividend Rate for any Dividend Period upon request.

“Parity Shares” shall mean the Series C Preferred Shares, Series F Preferred Shares, Series G Preferred Shares and any other series of preferred stock issued by the Company ranking on a parity with the Series I Preferred Shares as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Company, as applicable, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Series I Preferred Shares.

“Redemption Date” shall have the meaning set forth in Section 5(2) hereof.

“Redemption Price” shall have the meaning set forth in Section 5(1) hereof.

“Series C Preferred Shares” shall mean the 8 5/8% Series C Cumulative Preferred Stock of the Company.

“Series F Preferred Shares” shall mean the Series F Flexible Cumulative Redeemable Preferred Stock of the Company.

“Series G Preferred Shares” shall mean the Series G Flexible Cumulative Redeemable Preferred Stock of the Company.

“Series I Preferred Shares” shall have the meaning set forth in Section 1 hereof.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Telerate Page 3750” means the display designated on page 3750 on MoneyLine Telerate (or such other page as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollars deposits).

Section 3.   Dividend Rights. (1) Dividends shall be payable in cash on the Series I Preferred Shares when, as and if declared by the Board of Directors, out of assets le-

gally available therefor: (i) for the period (the “Initial Dividend Period”) from the applicable Issue Date to but excluding January 1, 2006, and (ii) for each monthly dividend period thereafter (the Initial Dividend Period and each monthly dividend period being hereinafter individually referred to as a “Dividend Period” and collectively referred to as “Dividend Periods”), which monthly Dividend Periods shall commence on the first day of each calendar month and shall end on and include the last day of the calendar month. Dividends payable on each Dividend Payment Date (as defined below) with respect to each share of Series I Preferred Stock shall be equal to the sum of the daily amounts for each day actually elapsed during a Dividend Period, which daily amounts shall be computed by dividing (x) the product of (A) the Dividend Rate in effect for each such day during such Dividend Period multiplied by (B) the Liquidation Preference, by (y) 360. Dividends on each Series I Preferred Share shall be cumulative from the applicable Issue Date and shall accrue whether or not such dividends shall be declared, whether or not there shall be assets of the Company legally available for the payment of such dividends, whether or not the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration or payment or provides that such authorization or payment would constitute a breach thereof or a default thereunder, and whether or not such declaration or payment shall be restricted or prohibited by law. Such dividends shall be payable in arrears, without interest thereon, when, as and if declared by the Board of Directors, on the last day of each Dividend Period, commencing on December 31, 2005 (each, a “Dividend Payment Date”); provided, however, that if any such day shall not be a Business Day, then the Dividend Payment Date shall be the next succeeding day which is a Business Day. Each such dividend shall be paid to the holders of record of Series I Preferred Shares as they appear on the stock register of the Company on such record date, not more than 45 days nor less than 15 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than 45 days nor less than 15 days preceding the applicable Dividend Payment Date, as may be fixed by the Board of Directors. After an amount equal to full cumulative dividends on the Series I Preferred Shares, including for the then current Dividend Period, has been paid to holders of record of Series I Preferred Shares entitled to receive dividends as set forth above by the Company, or such dividends have been declared and funds therefor set aside for payment, the holders of Series I Preferred Shares will not be entitled to any further dividends with respect to that Dividend Period. Any dividend payment made on the Series I Preferred Shares shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares.

(2)  When dividends are not paid in full upon the Series I Preferred Shares and any Parity Shares, all dividends declared upon the Series I Preferred Shares and any such Parity Shares shall be declared pro rata so that the amount of dividends declared per share on the Series I Preferred Shares and any such Parity Shares shall in all cases bear to each other that same ratio that the accumulated dividends per share on the Series I Preferred Shares and any such Parity Shares bear to each other. Except as provided in the preceding sentence, unless an amount equal to full cumulative dividends on the Series I Preferred Shares has been paid to holders of record of Series I Preferred Shares entitled to receive dividends as set forth above by the Company for all past Dividend Periods, no dividends (other than in Junior Shares) shall be declared or paid or set aside for payment nor shall any other distribution be made upon any Junior Shares or Parity Shares. Unless an amount equal to full cumulative dividends on the Series I Preferred Shares has been paid to holders of record of Series I Preferred Shares entitled to receive dividends as set forth above by the Company for all past Dividend Periods, no Junior Shares or Parity Shares shall be redeemed, purchased, or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company or any subsidiary of the Company, except by conversion into or exchange for Junior Shares.

Section 4.   Liquidation. (1) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Series I Preferred Shares are entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Junior Shares upon liquidation, liquidating distributions in the amount of the stated value of $250,000.00 per share (the “Liquidation Preference”), plus all accumulated and unpaid dividends (whether or not earned or declared) for the then current and all past Dividend Periods. If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the amounts payable with respect to the Series I Preferred Shares and any Parity Shares are not paid in full, the holders of Series I Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series I Preferred Shares will not be entitled to any further participation in any distribution of assets by the Company.

(2)  Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series I Preferred Shares at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company.

(3)  For purposes of liquidation rights, a consolidation or merger of the Company with or into any other corporation or other entity or a sale of all or substantially all of the assets of the Company shall be deemed not to be a liquidation, dissolution or winding up of the Company.

Section 5.   Redemption. (1)  The Series I Preferred Shares are redeemable, out of assets legally available therefore, at the option of Company, by resolution of the Board of Directors, in whole or in part, at any time, at a cash redemption price equal to the sum of (x) the Liquidation Preference multiplied by the Applicable Redemption Premium plus (y) an amount equal to all accrued and unpaid dividends (whether or not earned or declared), if any, to the Redemption Date (the “Redemption Price”); provided, however, that any partial redemption will be for not less than 1,000,000 Series I Preferred Shares.

(2)  Notice of redemption shall be mailed by the Company by first class mail, postage prepaid, to each record holder of the Series I Preferred Shares, not less than five nor more than 60 days prior to the redemption date (the “Redemption Date”), to the respective addresses of such holders as the same shall appear on the stock transfer records of the Company (except that if the sole record holder of the Series I Preferred Shares is Wachovia Investment Holdings, LLC, such notice may be given by telecopy to Wachovia Securities Debt Capital Markets at 704-383-9165 (to the attention of Ms. Teresa Hee) with a copy to Hunton & Williams, LLP at 804-788-8218 (to the attention of Randall S. Parks, Esq.)). Each notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (iv) that dividends on the shares to be redeemed will cease to accumulate on such Redemption Date.

(3)  In order to facilitate the redemption of Series I Preferred Shares, the Board of Directors may fix a record date for the determination of the shares to be redeemed, such record date to be not less than five nor more than 60 days prior to the date fixed for such redemption.

(4)  Notice having been given as provided above, from and after the date fixed for the redemption of Series I Preferred Shares by the Company (unless the Company shall fail to make available the money necessary to effect such redemption), the holders of shares to be redeemed shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Company by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Company, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement or assignment of transfer, if required by the Company and so stated in the notice) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. The Company may, at its option, at any time after a notice of redemption has been given, deposit the Redemption Price for the Series I Preferred Shares designated for redemption and not yet redeemed, with the transfer agent or agents for the Series I Preferred Shares, as a trust fund for the benefit of the holders of the Series I Preferred Shares designated for redemption, together with irrevocable instructions and authority to such transfer agent or agents that such funds be delivered upon redemption of such shares and to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. From and after the making of such deposit, the holders of the shares designated for redemption shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Company by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive from such trust fund the moneys payable upon such redemption, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement, if required by the Company) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. Any balance of such moneys remaining unclaimed at the end of the five-year period commencing on the date fixed for redemption shall, subject to the requirements of applicable law, be repaid to the Company upon its request expressed in a resolution of its Board of Directors.

(5)  Any Series I Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

(6)  The Series I Preferred Shares are subject to the provisions of Article IX of the Charter, including, without limitation, the provisions for the redemption of Excess Stock (as defined in such Article IX). Notwithstanding the provisions of Article IX of the Charter, Series I Preferred Shares which have been exchanged pursuant to such Article for Excess Stock may be redeemed, in whole or in part, and, if in part, pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors, at any time when outstanding Series I Preferred Shares are being redeemed.

Section 6.   Ranking. The Series I Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to Junior Shares; (b) on a parity with all Parity Shares; and (c) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Series I Preferred Shares as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Company.

Section 7.   Voting Rights. The Series I Preferred Shares shall not have any voting powers either general or special, except as required by law and except that:

(1)  If and whenever full cumulative dividends on the Series I Preferred Shares, or any Parity Shares, for eighteen monthly dividend payment periods, whether or not consecutive, are in arrears and unpaid, (such failure to pay by the Company, a “Dividend Default”), the holders of all outstanding Series I Preferred Shares and any Parity Shares, voting as a single class without regard to series, will be entitled to elect two Directors until all dividends in arrears and unpaid on the Series I Preferred Shares and any Parity Shares have been paid or declared and funds therefor set apart for payment. At any time when such right to elect Directors separately as a class shall have so vested, the Company may, and upon the written request of the holders of record of Series I Preferred Shares and Parity Shares of the Company representing not less than 20% of the aggregate liquidation preference of such shares then outstanding shall, call a special meeting of stockholders for the election of such Directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Company; provided that the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing Annual Meeting of Stockholders of the Company and the holders of all outstanding Series I Preferred Shares and Parity Shares are afforded the opportunity to elect such Directors (or fill any vacancy) at such Annual Meeting of Stockholders. Directors elected as aforesaid shall serve until the next An-

nual Meeting of Stockholders of the Company or until their respective successors shall be elected and qualified, or, if sooner, until an amount equal to all dividends in arrears and unpaid have been paid or declared and funds therefor set apart for payment. If, prior to the end of the term of any Director elected as aforesaid, a vacancy in the office of such Director shall occur during the continuance of a Dividend Default by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term by the appointment of a new Director for the unexpired term of such former Director, such appointment to be made by the remaining Director or Directors elected as aforesaid.

(2)  The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series I Preferred Shares and any Parity Shares, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of any class or series of shares ranking prior to the Series I Preferred Shares or any Parity Shares as to dividends or upon liquidation or to issue or authorize any obligation or security convertible into or evidencing a right to purchase any such security. Subject to the preceding sentence, the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series I Preferred Shares, voting separately as a class, will be required to amend or repeal any provision of, or add any provision to, the Charter if such action would materially and adversely alter or change the powers, preferences, privileges or rights of the Series I Preferred Shares.

(3)  Nothing herein shall be taken to require a class vote or consent in connection with the authorization, designation, increase or issuance of shares of any class or series (including additional preferred stock of any series) that rank junior to or on a parity with the Series I Preferred Shares as to dividends and liquidation rights or in connection with the authorization, designation, increase or issuance of any bonds, mortgages, debentures or other debt obligations of the Company.

(4)  For purposes of the foregoing provisions of this Section 7, each Series I Preferred Share shall have one vote per share, except that when any other series of preferred shares shall have the right to vote with the Series I Preferred Shares as a single class on any matter, then the Series I Preferred Shares and such other series shall have with respect to such matters one vote per $25 of liquidation preference, and fractional votes shall be ignored.

Section 8.   Conversion. The Series I Preferred Shares are not convertible into shares of any other class or series of the capital stock of the Company.

Section 9.   Information Rights. During any period in which the Company is not subject to Section 13 or 15(d) of the Act and any of the Series I Preferred Shares are outstanding, the Company will (i) transmit by mail to all holders of the Series I Preferred Shares, as their names and addresses appear in the record books of the Company and without cost to such holders, copies of the annual reports and quarterly reports (“Reports”) that the Company would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Act if the Company were subject to such Sections (other than any exhibits that would have been required), and (ii) promptly upon written request, supply copies of such Reports to any prospective holder of Series I Preferred Shares. The Company will mail the Reports to each holder of Series I Preferred Share(s) within fifteen (15) days after the respective dates by which it would have been required to file such Reports with the SEC if it were subject to Section 13 or 15(d) of the Act.

Section 10.   Severability of Provisions. If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Series I Preferred Shares set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series I Preferred Shares set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series I Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 11. Effective Time. These Articles Supplementary will become effective at 12:01 a.m. on November 8, 2005.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf and attested to by the undersigned on this 7th day of November, 2005 and the undersigned acknowledges under the penalties of perjury that these Articles Supplementary are the corporate act of said Company and that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

FIRST INDUSTRIAL REALTY TRUST, INC.

By: /s/ Michael W. Brennan
Name: Michael W. Brennan
Title: President and CEO

Attest:

By: /s/ John H. Clayton
     Name: John H. Clayton
       Title: Secretary